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                                                                   EXHIBIT 23.2

                         INDEPENDENT AUDITORS' CONSENT

Board of Directors and Shareholders of
Homestead Village Incorporated

  We consent to incorporation by reference in the registration statements No. 333-17243 (Form S-8) and No. 333-17245 (Form S-8) of Homestead Village Incorporated of our report dated May 1, 1996, relating to the combined balance sheet of PTR-Homestead Village Group (the predecessor to Homestead Village Incorporated) as of December 31, 1995 and the related combined statements of operations, owners' equity, and cash flows for each of the years in the two-year period ended December 31, 1995, and the related 1995 and 1994 information included in Schedule III, Real Estate and Accumulated Depreciation, which report appears in the December 31, 1996 annual report on Form 10-K of Homestead Village Incorporated.

                                          KPMG Peat Marwick LLP

Chicago, Illinois
March 28, 1997